Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Except as otherwise stated, the information in this Description of Securities is provided as of the date of the Annual Report. The following summary does not purport to be complete. The summary is subject to and qualified by the Articles of IM Cannabis Corp. (“Articles”), which are filed as Exhibit 1.1 to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part. Additionally, the British Columbia Business Corporation Act (“BCBCA”), as amended, also affects the terms of our capital stock.

Capital Stock

The Company’s authorized share capital consists of an unlimited number of common shares (“Common Shares”).  The Common Shares are registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and trade on the Canadian Securities Exchange and Nasdaq Capital Market under the symbol “IMCC”.

The following is a summary of the rights, privileges, restrictions and conditions attached to the Common Shares.

Meeting and Voting Rights, Preferences, and Restrictions

Holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Company, to attend such meeting and on a vote by show of hands, are entitled to one vote on a matter at such meeting and, on a poll, are entitled to one vote in respect of each Common Share held by that shareholder, and may exercise that vote either in person or by proxy. Holders of Common Shares are also entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Board at its discretion from funds legally available therefor and upon the liquidation, dissolution, or winding up of the Company are entitled to receive on a pro rata basis, the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions, and conditions attaching to any other series or class of shares ranking senior in priority. Common Shares do not carry any pre-emptive, subscription, redemption, conversion rights, sinking fund provisions, liability to further capital calls by the Company, or provisions discriminating against any existing or prospective holder of Common Shares as a result of such shareholder owning a substantial number of Common Shares.

The rights of shareholders of the Company may be altered only with the approval of the holders of a majority of the Common Shares voted at a meeting of the Company’s shareholders called and held in accordance with the Articles and applicable law.

Pre-emptive Rights

Our Common Shares do not contain any pre-emptive purchase rights to any of our securities.

Transferability

There are no conditions imposed by the Articles governing changes in the capital where such conditions are more significant than is required by the corporate laws of the Province of British Columbia for as long as the Company is a public company. Otherwise, Section 25.3 of the Articles provides that if the Company ceases to be a public company and statutory reporting company provisions do not apply, no share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Action(s) to change Rights attaching to our Common Shares

Subject to the BCBCA, the Company may by ordinary resolution (i) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued, or (ii) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued. An “ordinary resolution” is defined in the BCBCA and means (i) a resolution passed at a meeting by a simple majority of the votes cast by shareholders at the meeting, or (ii) a resolution consented to in writing by the shareholders that would have been entitled to vote at a meeting of the shareholders on such resolution carrying at least a two thirds of the votes entitled to be cast on such resolution.

Change in Control Restrictions

There are no provisions in the Company’s constating documents or under applicable corporate law that would have the effect of delaying, deferring or preventing a change in the control of the Company, or that would operate with respect to any proposed merger, acquisition or corporate restructuring involving the Company or any of its subsidiaries.

Ownership Disclosure Threshold

For as long as the Company remains a reporting issuer (as defined under the Securities Act (British Columbia)), there are no provisions in the Company’s constating documents or under applicable corporate law requiring share ownership to be disclosed. Securities legislation in Canada requires that shareholder ownership (as well as ownership of an interest in, or right or obligation associated with, a related financial instrument of a security of the Company) must be disclosed once a person becomes a reporting insider as such term is defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions, which includes any person who beneficially owns or has control or direction over, directly or indirectly, securities of a reporting issuer carrying more than 10% of the voting rights attached to all the reporting issuer’s outstanding voting securities on a partially diluted basis. This threshold is higher than the 5% threshold under U.S. securities legislation at which stockholders must report their share ownership.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc. Its address is 510 Burrard St., 3rd Floor, Vancouver, British Columbia V6C 3B9 and its telephone number is 1-800-564-6253.  The United States co-transfer agent of the Company is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, NY 10004-1561.

Competition Act

Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition (the “Commissioner”). Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in us, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year following completion of an acquisition, to challenge this type of acquisition before the Canadian Competition Tribunal if the Commissioner believes it would, or would be likely to, prevent or lessen competition substantially in any market in Canada.

Investment Canada Act

The following discussion summarizes the principal features of the Investment Canada Act (Canada) for a non-resident who proposes to acquire Common Shares. The discussion is general only; it is not a substitute for independent legal advice from an investor's own advisor; and it does not anticipate statutory or regulatory amendments.

There are no limitations under the BCBCA, the law of Canada or in the organizing documents of the Company on the right of foreigners to hold or vote securities of the Company, except that the Investment Canada Act (Canada)may require that a “non-Canadian” not acquire “control” of the Company without prior review and approval by the Minister of Innovation, Science and Economic Development, where applicable thresholds are exceeded. The acquisition of one-third or more of the voting shares of the Company would give rise a rebuttable presumption of an acquisition of control, and the acquisition of more than fifty percent of the voting shares of the Company would be deemed to be an acquisition of control.

In addition, the Investment Canada Act provides the Canadian government with broad discretionary powers in relation to national security to review and potentially prohibit, condition or require the divestiture of, any investment in the Company by a non-Canadian, including non-control level investments. “Non-Canadian” generally means an individual who is neither a Canadian citizen nor a permanent resident of Canada within the meaning of the Immigration and Refugee Protection Act (Canada) who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

In 2009, amendments were enacted to the Investment Canada Act (Canada) concerning investments that may be considered injurious to national security. If the Minister of Innovation, Science and Industry has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister of Innovation, Science and Industry may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Canada Act (Canada). The Minister of Innovation, Science and Industry has published guidelines that provide an open-ended list of factors that may be considered in determining whether an investment may be “injurious to national security”. These include the potential effects of the investment on the transfer of sensitive technology (including biotechnology) that may have military, intelligence, or dual military/civilian applications.

Certain transactions, except those to which the national security provisions of the Investment Canada Act (Canada) may apply, relating to Common Shares are exempt from the Investment Canada Act (Canada), including:

(a) acquisition of Common Shares by a person in the ordinary course of that person's business as a trader or dealer in securities,

(b) acquisition of control of the Corporation in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Canada Act (Canada), and

(c) acquisition of control of the Corporation by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of the Corporation, through the ownership of Common Shares, remained unchanged.

See “Item 10.E.-Taxation” for additional information regarding the material U.S. and Canadian federal income tax consequences relating to the ownership and disposition of our Common Shares by Non-Canadian Holders (as defined therein) in the Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2024.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find the Corporation and our Common Shares less attractive because we are governed by Canadian laws.